EXHIBIT 99.1
Citizens, Inc. Reports Second Quarter 2024 Financial Results

AUSTIN, TX – August 6, 2024 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits and final expense insurance, today reported results for the second quarter ended June 30, 2024.

“We are excited to report strong sales momentum and exceptional execution in the second quarter. Our strategic roadmap is designed to deliver improved operating results and sustainable growth in book value per share. Insurance issued increased 86% in Q2 2024, a great example of a leading indicator for our revenue as these sales transition to renewals. First year premiums have increased year-over-year for seven consecutive quarters,” said Jon Stenberg, President and Chief Executive Officer. “We remain fully committed to persistent and profitable growth, as evidenced by our positive net cash from operations annually since 2004.”

“As we look ahead, we expect continued sales growth in 2024 leading to strong profit growth in the full year 2025. We believe we’re well positioned to drive long-term value creation for our shareholders, supported by our robust global business model. Our strong performance in the first half of this year, combined with our competitive advantages in expanding niche markets globally, rapid sales force expansion, and expertise in profitable product development, reinforces great confidence in our outlook,” concluded Stenberg.

Key Second Quarter and Recent Business Highlights
Record setting results and highlight accomplishments for Citizens, including:
•Highest amount of insurance issued ever in a quarter – insurance issued was $295.2 million in Q2 2024, an 86% increase compared to the same period in 2023, primarily from sales of our new products and an increase in producing agents. This comes on the heels of a record-setting first quarter - insurance issued increased 61% in Q1 2024 compared to the same period in 2023.
•Record insurance in force - over $5.1 billion of direct insurance in force at June 30, 2024.
•Record number of agents - increased global network of producing agents, up 45% since December 31, 2023, up 20% in Q1 2024 and up 21% in Q2 2024.
•First analyst research reports published on Citizens. Reports issued by Sidoti & Company and Singular Research.

Second Quarter 2024 Financial Highlights
•Total revenues increased 6% to $62.1 million in Q2 2024, from $58.5 million in the year-ago quarter.
•Direct first year life and A&H premiums increased 85% in Q2 2024, the seventh consecutive quarter of year-over-year growth in first year premiums, driven by new domestic growth and new products.
•Income before federal income tax of $3.3 million in Q2 2024, from $6.0 million in Q2 2023. Adjusted income before federal income tax of $7.1 million in Q2 2024 from $6.4 million in Q2 2023.
•Net income of $4.0 million, $0.08 per fully diluted Class A share, in Q2 2024, from $6.1 million, $0.12 in Q2 2023.
•Positive net cash provided by operating activities of $4.6 million in Q2 2024. The Company has had positive net cash provided by operating activities annually since 2004.
•Cash and cash equivalents of $26.3 million and no debt at June 30, 2024.
•Book value per Class A share of $3.85 increased 30% over the year-ago quarter. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $6.02 increased 8% over the year-ago quarter.

2024 Milestones
For 2024, the Company has set the following milestones:
•Increase first year premium revenues at least 25%

EXHIBIT 99.1
•Expand global network of producing agents at least 20%
•Introduce 2 to 3 new products or major product enhancements. Citizens delivered a new product in Q1 2024

Second Quarter 2024 Performance and Highlights

Total revenues increased 6% to $62.1 million in Q2 2024, from $58.5 million in the year-ago quarter with significant growth in the Life Insurance segment, where direct first year premiums increased by 132% from second quarter 2023. Direct first year life and A&H premiums increased 85% to $7.9 million in Q2 2024 compared to the same year-ago period, driven by new products including new domestic final expense insurance products, and an increased number of producing agents. Direct renewal life and A&H premiums were flat in the second quarter of 2024 compared to the same year-ago period.

Total benefits and expenses increased by $6.3 million to $58.8 million in the second quarter of 2024, from $52.5 million in the same year-ago period. The increase was primarily due to higher matured endowments and a $3.5 million increase in general expenses due to accrual of legal fees awarded to certain defendants in the trade secret lawsuit.

Because of the increase in total benefits and expenses, income before federal income tax of $3.3 million decreased in Q2 2024, from $6.0 million in Q2 2023. Adjusted income before federal income tax of $7.1 million increased in Q2 2024, from $6.4 million in Q2 2023. Adjusted income before federal income tax adjusts for discrete items. Adjusted income before federal income tax is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”) (a “non-GAAP Financial Measure”). Please see the table “GAAP to Non-GAAP Reconciliation” in this news release.

As a result of the higher benefits and expenses and accrued legal fees, net income for the second quarter of 2024 was $4.0 million, or $0.08 per fully diluted Class A share, a decrease from net income of $6.1 million, or $0.12 per fully diluted Class A share, in the prior year quarter.

Investments
Net investment income for the second quarter of 2024 increased to $17.5 million compared to $17.2 million in the prior year period, driven by higher income from fixed maturity securities resulting from rising interest rates and growth in the Company’s limited partnership asset base. The average pre-tax yield on the investment portfolio was 4.6% in the second quarter of 2024, an increase of 8 basis points compared to the prior year same period.

The carrying value of the Company’s fixed maturity securities investment portfolio at June 30, 2024 was $1.2 billion, the same as December 31, 2023.

Cash Flow/Capital/Share Repurchase
Positive net cash provided by operating activities was $4.6 million in Q2 2024. The Company has had positive net cash provided by operating activities annually since 2004 reflecting the strength and consistency of the Company’s liquidity. The Company had cash and cash equivalents of $26.3 million and no debt at June 30, 2024.

About Citizens, Inc.
Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of English, Spanish, Portuguese, and Mandarin. The Company operates two primary segments: Life Insurance, where internationally the Company is a market leader in U.S. Dollar denominated life insurance and where it is growing in niche markets in the United States through its final expense products distributed through white-label and established distribution channels, and Home Service Insurance, which operates primarily in the U.S. Gulf

EXHIBIT 99.1
coast region. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude net investment related gains (losses), income (loss) from ceased businesses and other special items not indicative of operating trends. Management believes this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2024	2023	2024	2023
Balance sheet data
Total assets	$1,662,473	1,623,994	1,662,473	1,623,994
Total liabilities	1,471,004	1,477,148	1,471,004	1,477,148
Total stockholders' equity	191,469	146,846	191,469	146,846
Life insurance in force, net	4,449,826	4,347,683	4,449,826	4,347,683

Operating items
Insurance premiums	$42,559	39,726	81,232	77,975
Net investment income	17,540	17,241	35,027	34,315
Investment related gains (losses), net	(253)	703	710	415
Total revenues	62,084	58,527	119,796	114,441

Claims and surrenders	34,530	32,776	67,643	63,075
Other general expenses	16,639	12,268	27,977	23,528
Total benefits and expenses	58,782	52,483	111,569	101,682

Income before federal income tax	3,302	6,044	8,227	12,759
Federal income tax expense	(657)	(82)	(274)	1,761
Net income	3,959	6,126	8,501	10,998

Per share data
Book value per share	$3.85	2.96	3.85	2.96
Diluted income per Class A share	0.08	0.12	0.17	0.22

EXHIBIT 99.1

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. Domestically, we are licensed in 41 U.S. states and sell whole life final expense insurance and life insurance with living benefits and critical illness products. These products are sold primarily through independent marketing organizations.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2024	2023	2024	2023
LIFE INSURANCE SEGMENT
Balance sheet data
Total assets	$1,263,544	1,227,459	1,263,544	1,227,459

Operating items
Insurance premiums	$31,605	28,773	59,466	54,980
Net investment income	13,812	13,498	27,498	26,809
Investment related gains (losses), net	(279)	738	807	301
Total revenues	47,356	43,865	90,495	83,825

Claims and surrenders	29,169	26,968	56,533	51,407
Total benefits and expenses	39,884	36,392	77,223	69,980

Income before federal income tax	7,472	7,473	13,272	13,845

HOME SERVICE INSURANCE SEGMENT
Balance sheet data
Total assets	$357,731	347,417	357,731	347,417

Operating items
Insurance premiums	$10,954	10,953	21,766	22,995
Net investment income	3,529	3,450	7,066	6,920
Investment related gains (losses), net	23	(12)	(68)	87
Total revenues	14,526	14,392	28,784	30,003

Claims and surrenders	5,361	5,808	11,110	11,668
Total benefits and expenses	13,115	13,768	26,750	28,046

Income before federal income tax	1,411	624	2,034	1,957

EXHIBIT 99.1
GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Income Before Federal Income Tax

For the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (In thousands)	2024	2023	2024	2023
Income before federal income tax	$3,302	6,044	8,227	12,759
Less:
Investment related gains (losses)	(253)	703	710	415
Property insurance business income (loss)	(76)	(1,059)	(71)	(1,004)
Legal fee accrual	(3,500)	—	(3,500)	—
Adjusted income before federal income tax	$7,131	6,400	11,088	13,348

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of June 30,
Unaudited (In thousands, except per share data)	2024	2023
Stockholders' equity, end of period	$191,469	146,846
Less: Accumulated other comprehensive income (loss) (AOCI)	(107,924)	(128,363)
Stockholders' equity, end of period, excluding AOCI	$299,393	275,209

Book value per Class A common share - diluted	$3.85	2.96
Less: Per share impact of AOCI	(2.17)	(2.59)
Book value per Class A common share - diluted, excluding AOCI	$6.02	5.55

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project”, "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding its business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Citizens, Inc. Investor Relations Contacts
Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)